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Exhibit 3.34

ARTICLES OF INCORPORATION
OF
HGS HOLDINGS, INC.

        The undersigned incorporator, desiring to form a corporation (the "Corporation") pursuant to the provisions of the Indiana Business Corporation Law (the "Corporation Law"), executes the following Articles of Incorporation.

Article 1.    NAME

        The name of the Corporation is HGS Holdings, Inc.

Article 2.    REGISTERED OFFICE AND AGENT

        The street address of the Corporations initial registered office is 11405 North Pennsylvania Street, Suite 210, Carmel, IN 46032 and the name of its initial registered agent at such office is Anthony J. Rose.

Article 3.    INCORPORATOR.

        The name of the incorporator is Rollin M. Dick and the address of the incorporator is 11405 North Pennsylvania Street, Suite 210, Carmel, IN 46032.

Article 4.    NUMBER AND CLASSIFICATION OF AUTHORIZED SHARES

        The total number of shares that the Corporation has authority to issue shall be One Thousand (1000) shares (the "Shares"). All of the Shares shall be of one class which class shall be designated Common Shares.

Article 5.    TERMS OF SHARES

        Section 5.1    No Par Value.    The Shares shall have no par value, except that, solely for the purpose of any statute or regulation imposing any tax or fee based upon the capitalization of the Corporation, all of the Shares shall be deemed to have a par value of $.0001 per share.

        Section 5.2    Power of Corporation to Deal in Shares.    The Board of Directors of the Corporation may dispose of, issue, and sell Shares in accordance with and in such amounts as may be permitted by the Corporation Law, and for such consideration, at such price or prices, at such time or times and upon such terms and conditions as the Board of Directors of the Corporation shall determine, without the authorization or approval by any shareholders of the Corporation unless such authorization or approval is required by the Corporation Law. Shares may be disposed of, issued, and sold to such persons, firms, or corporations as the Board of Directors may determine, without any preemptive or other right on the part of the owners or holders of other Shares to acquire such Shares by reason of their ownership of such other Shares.

        The Corporation shall have the power to acquire (by purchase, redemption or otherwise), hold, own, pledge, sell, transfer, assign, reissue, cancel, or otherwise dispose of the Shares of the Corporation in the manner and to the extent permitted by the Corporation Law. The power to purchase, redeem, or otherwise acquire the Shares, directly or indirectly, may be exercised selectively without pro rata or equal treatment of the owners or holders of Shares.

        Section 5.3    Rights to Dividends and Distributions.    The holders of Shares shall be entitled to share ratably, according to the number of Shares held by them, in such dividends or other distributions (other than purchases, redemptions, or other acquisitions of Shares of the Corporation), if any, as are declared and paid from time to time on the Shares at the discretion of the Board of Directors. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the holders of Shares shall be entitled to share, ratably according to the number of Shares held by them, in all assets of the Corporation available for distribution to its shareholders.

        Section 5.4    Voting Rights.    Except as otherwise provided by the Corporation Law and subject to such shareholder disclosure and recognition procedures as the Corporation may by action of the Board of Directors establish (which may include sanctions for noncompliance therewith to the fullest extent permitted by the Corporation Law), the Shares have unlimited voting rights.

Article 6.    Dl RECTORS

        Section 6.1    Number.    The number of Directors shall be fixed by, or fixed in accordance with, the Bylaws. The Bylaws may also provide for staggering the terms of the members of the Board of Directors to the fullest extent permitted by the Corporation Law.

        Section 6.2    Vacancies.    Any vacancy in the Board of Directors, from whatever cause arising, including any increase in the size of the Board of Directors, shall be filled by selection of a new Director by a majority vote of the remaining members of the Board of Directors (even if less than a quorum); provided, however, that, if such vacancy or vacancies leave the Board of Directors with no members or if the remaining members of the Board of Directors are unable to agree upon a new Director or determine not to select a new Director, such vacancy may be filled by a vote of the shareholders at a special meeting called for that purpose or at the next annual meeting of shareholders. The term of a Director elected or selected to fill a vacancy shall expire at the end of the term for which such Director's predecessor was elected, or, in the case of a vacancy created by an increase in the size of the Board of Directors, the term of the new Director shall expire as of the next annual meeting of the shareholders or, if later, when a successor is elected and qualified.

        Section 6.3    Limited Liability of Directors.    Directors shall be immune from personal liability for any action taken as a Director, or any failure to take any action, to the fullest extent permitted by the Corporation Law and by general principles of corporate law.

        Section 6.4    Removal of Directors.    Any or all of the members of the Board of Directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the outstanding Shares then entitled to vote at an election of Directors. Directors may not be removed by the Board of Directors.

        Section 6.5    Initial Board of Directors.    The names and addresses of members of the initial Board of Directors of the Corporation are as follows:

Name	Address
Rollin M. Dick	11405 North Pennsylvania Street, Suite 210, Carmel, IN 46032
Stephen C. Hilbert	11405 North Pennsylvania Street, Suite 210, Carmel, IN 46032
Howard W. Bates	11405 North Pennsylvania Street, Suite 210, Carmel, IN 46032
Ronald Gerwig	11405 North Pennsylvania Street, Suite 210, Carmel, IN 46032

Article 7.    MISCELLANEOUS

        Section 7.1    Bylaws.    The Board of Directors shall have the exclusive power to make. alter, amend, or repeal, or to waive provisions of, the Bylaws of the Corporation by the affirmative vote of a majority of the number of Directors then in office, except as otherwise provided by the Corporation Law.

        Section 7.2    Amendment or Repeal.    The Corporation shall be deemed, for all purposes, to have reserved the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation to the extent and in the manner permitted or prescribed by the Corporation Law, and all rights herein conferred upon shareholders are granted subject to such reservation.

        Section 7.3    Corporation Law.    All references in these Articles of incorporation to the Corporation Law shall mean the Indiana Business Corporation Law as it may hereafter from time to time be amended and any statute which may in the future supersede or replace, in whole or in part, the Corporation Law.

        Section 7.4    Business Combination Chapter Inapplicable.    In accordance with Indiana Code 23-1-43-22(2), the provisions of Chapter 43 of the Indiana Business Corporation Law do not apply to this Corporation.

        IN WITNESS WHEREOF, the undersigned, being the incorporator designated in Article III, executes these Articles of Incorporation this 18th day of February, 2003.

/s/ Rollin M. Dick Rollin M. Dick Incorporator

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  Exhibit 3.34
ARTICLES OF INCORPORATION OF HGS HOLDINGS, INC.